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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 23, 1996 relating to the financial statements of Universal Outdoor, Inc., and our report dated June 14, 1996 relating to the statement of revenue and expenses of Ad-Sign for the year ended December 31, 1995, which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial and Operating Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial and Operating Data."

Price Waterhouse LLP

Chicago, Illinois
February 12, 1997